Exhibit 99.1

FOR IMMEDIATE RELEASE

WESTERN DIGITAL PROVIDES FURTHER DETAIL ON THE LEGAL PROCESS

RELATED TO TOSHIBA

Comments on Toshiba’s Decision to Move Forward with SK Hynix-led Consortium

SAN JOSE, Calif. – September 26, 2017 – Western Digital Corp. (NASDAQ: WDC) today provided further detail on the legal process related to the three NAND flash-memory joint ventures (“the Flash JVs”) operated with Toshiba Corporation (“Toshiba”).

John Hueston, counsel for Western Digital and partner of Hueston Hennigan LLP, stated, “Western Digital’s SanDisk subsidiary has been a good partner to Toshiba, has honored its commitments and obligations to the joint ventures, and has been steadfast in its efforts to reach a mutually agreeable resolution. Toshiba has resorted to retaliatory actions against its JV partner to try to coerce SanDisk to surrender its consent rights, including its lockout of Western Digital employees in June and its attempt to exclude SanDisk from certain capacity investments – neither of which has any legal basis. Absent any willingness on Toshiba’s part to resolve this matter with its JV partner in a constructive manner, we intend to continue our successful legal efforts into the binding arbitration process.”

Independent, Objective Proceedings in the ICC International Court of Arbitration

Western Digital’s SanDisk subsidiaries (“SanDisk”) have commenced three arbitrations in the ICC International Court of Arbitration:

•	May 14, 2017: SanDisk filed a request for arbitration in response to Toshiba’s purported transfer of its Flash JV interests to Toshiba Memory Corporation (“TMC”) for the purpose of transferring them to a third party without obtaining SanDisk’s consent in breach of the Flash JV agreements. The arbitration demand seeks, among other things, an order requiring Toshiba to undo the transfer to TMC, and injunctive relief preventing Toshiba from further breaching the Flash JV agreements by transferring its JV interests without SanDisk’s consent.

•

July 5, 2017: SanDisk filed a request for arbitration in response to Toshiba’s coercive and retaliatory action in blocking employees of SanDisk’s affiliates – including employees of Western Digital – from

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continuing to access Toshiba’s databases and networks that both partners use in furtherance of their Flash JV activities. The arbitration demand seeks, among other things, a permanent injunction prohibiting Toshiba from preventing certain Western Digital personnel from accessing shared databases or networks for the Flash JVs that are reasonably required to fulfill their respective duties.

•	September 20, 2017: SanDisk filed a request for arbitration in response to Toshiba’s improper attempt to invest unilaterally in manufacturing equipment for the Flash JV operations in Yokkaichi, Japan, including the new fab currently under construction, Fab 6. The arbitration demand seeks, among other things, a permanent injunction preventing Toshiba from making unilateral investments in manufacturing equipment for the fabs without first giving SanDisk the opportunity to make a comparable investment in expansions and conversions of JV capacity for BiCS 3D NAND flash memory.

The arbitration proceedings will be held in San Francisco, California, per the terms of the Flash JV agreements.

Each arbitration matter will be decided by an arbitral tribunal of three impartial arbitrators.

In the first two arbitrations (commenced May 14 and July 5), the ICC International Court of Arbitration has already confirmed the appointment of SanDisk’s and Toshiba’s party-nominated arbitrators, and the third arbitrator, who will serve as the chair of the arbitral tribunal, is expected to be confirmed shortly. The parties have agreed that the first two arbitrations will be decided by the same arbitral tribunal.

In the third arbitration (commenced September 20), SanDisk has nominated the same arbitrator as it did in the first two arbitrations, and will ask Toshiba to agree that the same arbitral tribunal will decide all three arbitrations.

Shortly after the arbitral tribunal is confirmed, it will set a schedule for the arbitrations. SanDisk plans to seek interim injunctive relief, and a decision on SanDisk’s request can be expected as soon as early 2018. Following that, there will be a period where the parties submit memorials to the arbitral tribunal, and a final ruling may not come until 2019 given that complex international arbitrations like these often take more than 24 months.

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Importantly, an award by the arbitral tribunal, including an award of interim injunctive relief, may be confirmed by a court and once confirmed, any violation of that award could result in a finding of contempt of court and additional enforcement proceedings.

Mr. Hueston continued, “Joint ventures are inherently intimate commercial relationships, and in order to protect against being forced into such a relationship with parties not of their choosing, SanDisk and Toshiba agreed to protect their interests in the joint ventures by prohibiting transfers without the consent of the other partner. We enter the arbitration process with strong momentum, having already won multiple court rulings in our favor on these very matters. Western Digital remains confident that SanDisk will succeed on the merits of its claims.”

Toshiba’s Chosen Path Is a Clear Violation of the Flash JV Agreements

On September 20, 2017, Toshiba announced its intention to transfer its interests in the Flash JVs to a consortium led by Korea-based SK Hynix Inc. and Bain Capital.

Western Digital commented:

We are disappointed that Toshiba would take this action despite Western Digital’s tireless efforts to reach a resolution that is in the best interests of all stakeholders. Throughout the course of the negotiations, we made numerous concessions to attempt to meet Toshiba’s needs. Most notably, we offered to withdraw our participation in the Innovation Network Corporation of Japan (“INCJ”) and KKR & Co. L.P. (“KKR”) consortium, thus minimizing regulatory risk, and eliminate our option to participate in TMC equity ownership going forward, thus directly addressing a key concern of TMC’s management team.

Furthermore, in the event Toshiba selected the INCJ/KKR consortium, SanDisk was prepared to provide its consent and agree to the immediate, mutual withdrawal of all litigation with Toshiba. These significant concessions – made in the spirit of a 17-year partnership – would have not only provided significant deal certainty and an expedient closing, but also would have fully addressed Toshiba’s needs.

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It is concerning, therefore, that Toshiba would choose to partner with a consortium that includes both competitors and customers, giving rise to the potential to not only weaken the JVs going forward, but introducing regulatory risk that did not exist in the proposal offered by INCJ/KKR.

Moreover, we believe SK Hynix’s participation in the chosen consortium heightens the risk of technology leakage from the JVs and Japan. In addition to being a competitor to both Toshiba and Western Digital, SK Hynix was recently at the center of a well-publicized theft of Toshiba and SanDisk’s trade secrets. Just two years ago, SK Hynix made substantial monetary and business concessions to Toshiba and SanDisk to settle claims brought by both companies that SK Hynix misappropriated critical JV technology.

There has never been a more critical time for Toshiba to pursue the right course of action – a course that promises clarity and certainty. And yet, Toshiba has chosen to pursue a path that jeopardizes our 17-year partnership and cumulative joint investments in the Flash JVs, not to mention substantially increases risk for Toshiba stakeholders and the company itself.

Multiple Court Rulings Have Been Made in SanDisk’s Favor

•	July 11, 2017: The Superior Court of California for the County of San Francisco (“Superior Court of California”) granted SanDisk’s request for a temporary restraining order (“TRO”) prohibiting Toshiba from preventing certain employees from accessing shared databases and networks regarding the three NAND flash-memory JVs operated with SanDisk and from refusing to ship certain engineering wafers and samples. Toshiba appealed and asked the California Court of Appeal First Appellate District (“Court of Appeal”) to stay the TRO pending the appeal, which the Court of Appeal temporarily granted while it considered Toshiba’s petition for a lengthier stay. However, after having the opportunity to review SanDisk’s legal brief, which the Court of Appeal did not have when it issued the temporary stay, the Court of Appeal summarily dissolved its temporary stay, thereby reinstating the TRO.

•	July 28, 2017: The Superior Court of California entered a stipulated order preventing Toshiba from closing any transfer of its Flash JV interests without providing at least 14 days advance notice to SanDisk. As part of the agreement, Toshiba accepted the Superior Court of California’s jurisdiction over Toshiba for purposes of enforcing this order.

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•	August 14, 2017: The Superior Court of California granted SanDisk a preliminary injunction enjoining Toshiba from preventing certain employees from accessing shared databases and networks regarding the three NAND flash-memory JVs operated with SanDisk and from refusing to ship certain engineering wafers and samples.

•	September 8, 2017: As the Superior Court of California concluded that it can exercise jurisdiction over Toshiba and TMC, the Superior Court of California entered a final order denying Toshiba’s “motion to quash.”

About Western Digital

Western Digital is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

Forward-Looking Statements

This news release contains certain forward-looking statements, including statements concerning the Flash JVs, SanDisk’s rights under the Flash JV agreements and its actions to protect such rights, ongoing proceedings with respect to those rights and potential outcomes with respect to those proceedings, Toshiba’s recently announced transaction with a consortium led by SK Hynix Inc. and Bain Capital, and Western Digital’s or SanDisk’s actions in response to Toshiba’s announced transaction. There are a number of risks and uncertainties that may cause these forward-looking statements to be inaccurate including, among others: uncertainties with respect to the company’s business ventures with Toshiba; volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our

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development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-K filed with the SEC on Aug. 29, 2017, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Western Digital, WD and SanDisk are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. Other trademarks, registered trademarks, and/or service marks, indicated or otherwise, are the property of their respective owners. © 2017 Western Digital Corporation or its affiliates. All rights reserved.

Contacts

United States

Media Contact:

Jim Pascoe, 408-717-6999

jim.pascoe@wdc.com

or

Investor Contact:

Bob Blair, 949-672-7834

robert.blair@wdc.com

or

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Jed Repko / Ed Trissel

415-869-3950 / 212-355-4449

wdcmedia@joelefrank.com

Japan

Media Contacts:

Emi Hatano, 090-5765-9730

emi.hatano@sandisk.com

or

Ashton Consulting

John Sunley / Brendan Jennings

03 5425-7220 / 090—7416-0180 / 050 7576-6190

WDC_JapanPR@ashton.jp